WARNING: THE EDGAR SYSTEM ENCOUNTERED ERROR(S) WHILE PROCESSING THIS SCHEDULE.



This schedule contains summary financial information extracted from the Morgan Keegan, Inc. 1994 Annual Report and is qualified in its entirety by reference to such financial statments.


<MULTIPLIER> 1000
